EXHIBIT 99

NEWS RELEASE

EMC Insurance Group Inc. Reports 2019 First Quarter Results

First Quarter Ended March 31, 2019
Net Income Per Share - $1.55
Non-GAAP Operating Income Per Share* - $0.72
Net Realized Investment Gains and Change in Net Unrealized
Investment Gains on Equity Investments Per Share - $0.83
Catastrophe and Storm Losses Per Share - $0.22
GAAP Combined Ratio - 95.8 percent

2019 Non-GAAP Operating Income Guidance* of $1.35 to $1.55 per share

*Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP). See “Definition of Non-GAAP Information and Reconciliation to Comparable GAAP Measures” for additional information.

DES MOINES, Iowa (May 9, 2019) - EMC Insurance Group Inc. (Nasdaq:EMCI) (the “Company”), today reported net income of $33.5 million ($1.55 per share) and a loss and settlement expense ratio of 62.7 percent for the first quarter ended March 31, 2019, compared to a net loss of $76,000 ($0.00 per share) and a loss and settlement expense ratio of 71.0 percent for the first quarter of 2018. Included in the net income amount reported in 2019 is a $19.8 million pre-tax increase in unrealized investment gains on the Company’s equity investments, and $2.8 million of pre-tax realized investment gains. Included in the net loss reported in 2018 is a $9.9 million pre-tax decline in unrealized gains on the Company’s equity investments, partially offset by $4.5 million of pre-tax realized investment gains.

Both segments reported improved underwriting results in the first quarter of 2019. The property and casualty insurance segment benefited from a significant increase in favorable development on prior years’ reserves compared to the relatively low amount reported in the first quarter of 2018. In addition, the underlying loss and settlement expense ratio* (which excludes the impact of catastrophe and storm losses and development on prior years’ reserves) improved from the results reported in the first quarter of 2018, which was impacted by a high level of non-catastrophe losses. The improvement in the underlying loss and settlement expense ratio is primarily due to reductions in the current accident year ultimate loss and settlement expense ratio projections in the commercial liability and commercial automobile lines of business. This was partially offset by an increase in the projection in the workers’ compensation line of business. The improvement in the reinsurance segment is attributed to an increase in premiums earned and improved loss experience.

Non-GAAP operating income, which excludes net realized investment gains and the change in net unrealized investment gains on equity investments from net income, totaled $15.6 million ($0.72 per share) for the first quarter of 2019, compared to $4.2 million ($0.19 per share) for the first quarter of 2018. The Company’s GAAP combined ratio was 95.8 percent in the first quarter of 2019, compared to 104.6 percent in the first quarter of 2018.

“Although much of the country experienced harsh winter conditions again in 2019, we did not experience a high level of non-catastrophe losses like we did in 2018,” stated President and Chief Executive Officer Bruce G. Kelley. “While we are pleased with the strong start to the year, it is important to note that approximately half of the improvement over 2018 is attributed to a large increase in favorable development on prior years’ reserves in the property and casualty insurance segment.”

Kelley continued, “During 2018, Employers Mutual Casualty Company began a digital transformation project to replace its legacy systems. After nearing completion of the planning stage, a vendor product has been selected and a five-year timeline has been established. We currently estimate that the Company’s portion of the pre-tax expense will approximate $28.0 million over the next five years. We anticipate beginning implementation in the third quarter.”

“The transition out of personal lines business is advancing according to plan and continues to have little impact on our commercial lines business,” concluded Kelley.

Premiums earned increased 7.4 percent for the first quarter of 2019. In the property and casualty insurance segment, premiums earned increased 5.2 percent. The majority of this increase is attributed to the commercial lines of business due to an increase in retained policies and small rate level increases on renewal business. Premiums earned in the personal lines of business were down 2.8 percent in the first quarter, and this decline will increase significantly during the remainder of the year as the pace of non-renewals increases. In the reinsurance segment, premiums earned increased 14.5 percent in the first quarter. This increase stems from increases in participation on existing multi-line contracts, higher estimated premiums and the addition of new business.

Catastrophe and storm losses totaled $5.9 million ($0.22 per share after tax) in the first quarter of 2019, compared to $4.7 million ($0.17 per share after tax) in the first quarter of 2018. On a segment basis, catastrophe and storm losses for the first quarter of 2019 amounted to $5.9 million ($0.22 per share after tax) in the property and casualty insurance segment, and $19,000 ($0.00 per share after tax) in the reinsurance segment.

The Company reported $13.3 million ($0.49 per share after tax) of favorable development on prior years’ reserves during the first quarter of 2019, compared to $5.6 million ($0.21 per share after tax) in the first quarter of 2018. In the property and casualty insurance segment, favorable development totaled $9.6 million, compared to $2.1 million in 2018. The increase in favorable development occurred across all commercial lines of business and is primarily attributed to decreases in the ultimate severity estimates for several accident years. The commercial auto liability and workers’ compensation lines of business were the largest contributors to favorable development. In the reinsurance segment, favorable development totaled $3.6 million, which is comparable to the $3.4 million reported in the first quarter of 2018.

Net investment income increased 12.2 percent to $12.8 million for the first quarter ended March 31, 2019, from $11.4 million for the first quarter of 2018. This increase is primarily the result of actions taken during 2018 to sell fixed maturity securities with lower book yields and reinvest the proceeds in fixed maturity securities with similar characteristics, but higher book yields.

The pre-tax realized investment gains of $2.8 million and $4.5 million reported for the first quarters of 2019 and 2018, respectively, include $938,000 of pre-tax realized investment losses and $1.8 million of pre-tax realized investment gains, respectively, generated from changes in the carrying value of a limited partnership that helps protect the Company from a sudden and significant decline in the value of its equity portfolio (the equity tail-risk hedging strategy).

Other income totaled $1.5 million in the first quarter of 2019, compared to $1.6 million in the first quarter of 2018. The 2019 amount includes $1.3 million of net periodic pension and postretirement benefit income. The 2018 amount includes $1.9 million of net periodic pension and postretirement benefit income and $436,000 of foreign currency exchange loss.

At March 31, 2019, consolidated assets totaled $1.7 billion, including $1.6 billion in the investment portfolio, and stockholders’ equity totaled $616.3 million, an increase of 8.9 percent from December 31,

2018. Book value of the Company’s common stock increased 8.6 percent to $28.44 per share from $26.18 per share at December 31, 2018, primarily due to the net income reported for the first quarter of 2019 and an increase in unrealized investment gains on the fixed maturity portfolio attributable to a decline in interest rates during the first quarter.

Based on actual results for the first three months of 2019 and updated projections for the remainder of the year, management is reaffirming its 2019 non-GAAP operating income guidance range of $1.35 to $1.55 per share. This guidance is based on a projected GAAP combined ratio of 101.4 percent for the year and now includes anticipated expenses associated with Employers Mutual Casualty Company’s (Employers Mutual’s) digital transformation project and estimated expenses to be incurred by the Company in connection with its pending going-private transaction. Nominal changes were also made to the other assumptions utilized in the projection.

Earnings Conference Call
In light of the press release issued May 9, 2019 announcing the execution of the definitive merger agreement, pursuant to which Employers Mutual will acquire all of the remaining shares of the Company for $36.00 per share in cash, the Company will not hold an earnings conference call this quarter.

About EMCI
EMC Insurance Group Inc. is a publicly held insurance holding company with operations in property and casualty insurance and reinsurance, which was formed in 1974 and became publicly held in 1982. The Company’s common stock trades on the Global Select Market tier of the Nasdaq Stock Market under the symbol EMCI. Additional information regarding the Company may be found at investors.emcins.com. EMCI’s parent company is Employers Mutual. EMCI and Employers Mutual, together with their subsidiary and affiliated companies, conduct operations under the trade name EMC Insurance Companies.

Cautionary Note Regarding Forward-Looking Statements
The Private Securities Litigation Reform Act of 1995 provides issuers the opportunity to make cautionary statements regarding forward-looking statements. Accordingly, any forward-looking statement contained in this report is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking all information currently available into account. These beliefs, assumptions and expectations can change as the result of many possible events or factors, not all of which are known to management. If a change occurs, the Company’s business, financial condition, liquidity, results of operations, plans and objectives may vary materially from those expressed in the forward-looking statements.

The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:

•	catastrophic events and the occurrence of significant severe weather conditions;

•	the adequacy of loss and settlement expense reserves;

•	state and federal legislation and regulations;

•	changes in the federal corporate tax rate;

•	changes in the property and casualty insurance industry, interest rates or the performance of financial markets and the general economy;

•	rating agency actions;

•	“other-than-temporary” investment impairment losses; and

•	other risks and uncertainties inherent to the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K.

Management intends to identify forward-looking statements when using the words “believe”, “expect”, “anticipate”, “estimate”, “project”, “may”, “intend”, “likely” or similar expressions. Undue reliance should not be placed on these forward-looking statements. The Company disclaims any obligation to update such statements or to announce publicly the results of any revisions that it may make to any forward-

looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Definition of Non-GAAP Information and Reconciliation to Comparable GAAP Measures
The Company prepares its public financial statements in conformity with GAAP. Management uses certain non-GAAP financial measures for evaluating the Company’s performance. These measures are considered non-GAAP financial measures under applicable Securities and Exchange Commission (SEC) rules because they are not displayed as separate line items in the consolidated financial statements or are not required to be disclosed in the notes to financial statements or, in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. The Company’s calculation of non-GAAP financial measures may differ from similar measures used by other companies, so investors should exercise caution when comparing the Company’s non-GAAP financial measures to the measures used by other companies. The following discussion includes reconciliations of the most directly comparable GAAP financial measures to the non-GAAP financial measures referenced in this report.

Non-GAAP operating income: One of the primary non-GAAP financial measures utilized by management for evaluating the Company’s performance is operating income. Non-GAAP operating income is calculated by excluding net realized investment gains/losses and the change in net unrealized investment gains/losses on equity investments from net income/loss. While realized investment gains/losses are integral to the Company’s insurance operations over the long term, the decision to realize investment gains or losses in any particular period is subject to changing market conditions and management’s discretion, and is independent of the Company’s insurance operations. Changes in unrealized investment gains/losses on equity investments are not predictable due to changing market conditions and are therefore also excluded from the calculation of non-GAAP operating income.

Management’s operating income guidance is also considered a non-GAAP financial measure. For the reasons noted above, management is unable to accurately project the amount of net income/loss that will result from realized investment gains/losses and changes in the unrealized investment gains/losses on equity investments, and therefore utilizes non-GAAP operating income in the Company’s projected annual guidance.

Management believes non-GAAP operating income is useful to investors because it illustrates the performance of the Company’s normal, ongoing insurance operations, which is important in understanding and evaluating the Company’s financial condition and results of operations. While this measure is consistent with measures utilized by investors and analysts to evaluate performance, it is not intended as a substitute for the GAAP financial measure of net income/loss.

RECONCILIATION OF NET INCOME/LOSS TO NON-GAAP OPERATING INCOME
($ in thousands)
	Three months ended March 31,
	2019	2018
Net income (loss)	$33,531	$(76)
Realized investment gains	(2,814)	(4,461)
Change in unrealized investment gains on equity investments	(19,829)	9,854
Income tax expense (benefit)	4,755	(1,133)
Net realized investment gains and change in net unrealized investment gains on equity investments	(17,888)	4,260
Non-GAAP operating income	$15,643	$4,184

RECONCILIATION OF NET INCOME/LOSS PER SHARE TO NON-GAAP OPERATING INCOME PER SHARE
	Three months ended March 31,
	2019	2018
Net income (loss)	$1.55	$(0.00)
Realized investment gains	(0.13)	(0.21)
Change in unrealized investment gains on equity investments	(0.92)	0.46
Income tax expense (benefit)	0.22	(0.06)
Net realized investment gains and change in net unrealized investment gains on equity investments	(0.83)	0.19
Non-GAAP operating income	$0.72	$0.19

Property and casualty insurance segment’s underlying loss and settlement expense ratio: The loss and settlement expense ratio is the ratio (expressed as a percentage) of losses and settlement expenses incurred to premiums earned, which management uses as a measure of underwriting profitability of the Company’s property and casualty insurance business. The underlying loss and settlement expense ratio is a non-GAAP financial measure which represents the loss and settlement expense ratio, excluding the impact of catastrophe and storm losses and development on prior years’ reserves. Management uses this ratio as an indicator of the property and casualty insurance segment’s underwriting discipline and performance for the current accident year. Management believes this ratio is useful for investors to understand the property and casualty insurance segment’s periodic earnings and variability of earnings caused by the unpredictable nature (i.e., the timing and amount) of catastrophe and storm losses and development on prior years’ reserves. While this measure is consistent with measures utilized by investors and analysts to evaluate performance, it is not intended as a substitute for the GAAP financial measure of loss and settlement expense ratio.

RECONCILIATION OF THE PROPERTY AND CASUALTY INSURANCE SEGMENT'S LOSS AND SETTLEMENT EXPENSE RATIO TO THE UNDERLYING LOSS AND SETTLEMENT EXPENSE RATIO
	Three months ended March 31,
	2019	2018
Loss and settlement expense ratio	61.7%	70.4%
Catastrophe and storm losses	(4.7)%	(3.6)%
Favorable development on prior years' reserves	7.7%	1.8%
Underlying loss and settlement expense ratio	64.7%	68.6%

Industry Metric
Premiums written: Premiums written is an industry metric used in statutory accounting to quantify the amount of insurance sold during a specified reporting period. Management analyzes trends in premiums written to assess business efforts and uses it as a financial measure for goal setting and determining a portion of employee and senior management awards and compensation. Premiums earned, used in both statutory and GAAP accounting, is the recognition of the portion of premiums written directly related to the expired portion of an insurance policy for a given reporting period. The unexpired portion of premiums written is referred to as unearned premiums and represents the portion of premiums written that would be returned to a policyholder upon cancellation of a policy.

CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
($ in thousands, except share and per share amounts)
Quarter ended March 31, 2019	Property and Casualty Insurance	Reinsurance	Parent Company	Consolidated
Revenues:
Premiums earned	$124,772	$42,530	$—	$167,302
Investment income, net	9,138	3,608	17	12,763
Other income	1,533	2	—	1,535
	135,443	46,140	17	181,600
Losses and expenses:
Losses and settlement expenses	76,980	27,989	—	104,969
Dividends to policyholders	2,771	—	—	2,771
Amortization of deferred policy acquisition costs	20,718	9,252	—	29,970
Other underwriting expenses	21,686	906	—	22,592
Interest expense	171	—	—	171
Other expenses	311	—	1,174	1,485
	122,637	38,147	1,174	161,958
Operating income (loss) before income taxes	12,806	7,993	(1,157)	19,642
Net realized investment gains (losses) and change in unrealized gains on equity investments	14,168	8,542	(67)	22,643
Income (loss) before income taxes	26,974	16,535	(1,224)	42,285
Income tax expense (benefit):
Current	2,520	1,972	(233)	4,259
Deferred	2,924	1,595	(24)	4,495
	5,444	3,567	(257)	8,754
Net income (loss)	$21,530	$12,968	$(967)	$33,531
Average shares outstanding				21,638,588
Per Share Data:
Net income per share - basic and diluted	$0.99	$0.60	$(0.04)	$1.55
Catastrophe and storm losses (after tax)	$0.22	$—	$—	$0.22
Favorable development on prior years' reserves (after tax)	$0.36	$0.13	$—	$0.49
Dividends per share				$0.23
Book value per share				$28.44
Effective tax rate				20.7%
Annualized net income as a percent of beg. SH equity				23.7%
Other Information of Interest:
Premiums written	$125,516	$45,449	$—	$170,965
Catastrophe and storm losses	$5,888	$19	$—	$5,907
Favorable development on prior years' reserves	$(9,643)	$(3,648)	$—	$(13,291)
GAAP Ratios:
Loss and settlement expense ratio	61.7%	65.8%	—%	62.7%
Acquisition expense ratio	36.2%	23.9%	—%	33.1%
Combined ratio	97.9%	89.7%	—%	95.8%

CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
($ in thousands, except share and per share amounts)
Quarter ended March 31, 2018	Property and Casualty Insurance	Reinsurance	Parent Company	Consolidated
Revenues:
Premiums earned	$118,632	$37,154	$—	$155,786
Investment income, net	8,148	3,218	5	11,371
Other income (loss)	2,051	(436)	—	1,615
	128,831	39,936	5	168,772
Losses and expenses:
Losses and settlement expenses	83,501	27,127	—	110,628
Dividends to policyholders	2,120	—	—	2,120
Amortization of deferred policy acquisition costs	19,299	7,993	—	27,292
Other underwriting expenses	22,486	369	—	22,855
Interest expense	142	—	—	142
Other expenses	233	—	637	870
	127,781	35,489	637	163,907
Operating income (loss) before income taxes	1,050	4,447	(632)	4,865
Net realized investment gains (losses) and change in unrealized gains on equity investments	(3,293)	(2,100)	—	(5,393)
Income (loss) before income taxes	(2,243)	2,347	(632)	(528)
Income tax expense (benefit):
Current	98	1,229	(121)	1,206
Deferred	(832)	(814)	(12)	(1,658)
	(734)	415	(133)	(452)
Net income (loss)	$(1,509)	$1,932	$(499)	$(76)
Average shares outstanding				21,501,897
Per Share Data:
Net income (loss) per share - basic and diluted	$(0.07)	$0.09	$(0.02)	$—
Catastrophe and storm losses (after tax)	$0.16	$0.01	$—	$0.17
Favorable development on prior years' reserves (after tax)	$0.08	$0.13	$—	$0.21
Dividends per share				$0.22
Book value per share				$27.02
Effective tax rate				85.5%
Annualized net income as a percent of beg. SH equity				(0.1)%
Other Information of Interest:
Premiums written	$120,269	$37,803	$—	$158,072
Catastrophe and storm losses	$4,260	$396	$—	$4,656
Favorable development on prior years' reserves	$(2,135)	$(3,441)	$—	$(5,576)
GAAP Ratios:
Loss and settlement expense ratio	70.4%	73.0%	—%	71.0%
Acquisition expense ratio	37.0%	22.5%	—%	33.6%
Combined ratio	107.4%	95.5%	—%	104.6%

CONSOLIDATED BALANCE SHEETS
	March 31, 2019	December 31, 2018
($ in thousands, except share and per share amounts)	(Unaudited)
ASSETS
Investments:
Fixed maturity securities available-for-sale, at fair value (amortized cost $1,255,775 and $1,273,132)	$1,291,860	$1,282,909
Equity investments, at fair value (cost $167,632 and $160,371)	242,583	215,363
Equity investments, at alternative measurement of cost less impairments	1,200	1,200
Other long-term investments	18,099	19,316
Short-term investments	48,265	28,204
Total investments	1,602,007	1,546,992

Cash	232	337
Reinsurance receivables due from affiliate	35,767	37,361
Prepaid reinsurance premiums due from affiliate	7,530	8,789
Deferred policy acquisition costs (affiliated $47,422 and $44,440)	47,422	44,760
Amounts due from affiliate to settle inter-company transaction balances	11,905	5,154
Prepaid pension and postretirement benefits due from affiliate	17,355	17,691
Accrued investment income	11,713	10,468
Accounts receivable	1,038	1,658
Income taxes recoverable	2,465	6,697
Goodwill	942	942
Other assets (affiliated $3,678 and $4,510)	3,851	4,629
Total assets	$1,742,227	$1,685,478

LIABILITIES
Losses and settlement expenses (affiliated $774,644 and $771,872)	$780,393	$777,190
Unearned premiums (affiliated $271,127 and $267,064)	271,127	268,511
Other policyholders' funds (all affiliated)	8,326	8,807
Surplus notes payable to affiliate	25,000	25,000
Pension benefits payable to affiliate	3,738	4,070
Deferred income taxes	14,844	4,908
Other liabilities (affiliated $20,328 and $31,121)	22,465	31,210
Total liabilities	1,125,893	1,119,696

STOCKHOLDERS' EQUITY
Common stock, $1 par value, authorized 30,000,000 shares; issued and outstanding, 21,668,287 shares in 2019 and 21,615,105 shares in 2018	21,668	21,615
Additional paid-in capital	129,928	128,451
Accumulated other comprehensive income	22,090	1,620
Retained earnings	442,648	414,096
Total stockholders' equity	616,334	565,782
Total liabilities and stockholders' equity	$1,742,227	$1,685,478

LOSS AND SETTLEMENT EXPENSE BY LINE OF BUSINESS
	Three months ended March 31,
	2019			2018
($ in thousands)	Premiums earned	Losses and settlement expenses	Loss and settlement expense ratio	Premiums earned	Losses and settlement expenses	Loss and settlement expense ratio
Property and casualty insurance
Commercial lines:
Automobile	$32,907	$21,415	65.1%	$30,644	$26,456	86.3%
Property	27,671	17,428	63.0%	26,429	18,723	70.8%
Workers' compensation	23,543	13,735	58.3%	24,902	12,531	50.3%
Other liability	28,905	17,341	60.0%	24,962	17,701	70.9%
Other	2,506	(384)	(15.3)%	2,186	494	22.6%
Total commercial lines	115,532	69,535	60.2%	109,123	75,905	69.6%

Personal lines	9,240	7,445	80.6%	9,509	7,596	79.9%
Total property and casualty insurance	$124,772	$76,980	61.7%	$118,632	$83,501	70.4%

Reinsurance
Pro rata reinsurance	$13,006	$5,914	45.5%	$13,073	$4,665	35.7%
Excess of loss reinsurance	29,524	22,075	74.8%	24,081	22,462	93.3%
Total reinsurance	$42,530	$27,989	65.8%	$37,154	$27,127	73.0%

Consolidated	$167,302	$104,969	62.7%	$155,786	$110,628	71.0%

PREMIUMS WRITTEN
	Three months ended March 31, 2019		Three months ended March 31, 2018
($ in thousands)	Premiums written	Percent of premiums written	Premiums written	Percent of premiums written	Change in premiums written
Property and casualty insurance
Commercial lines:
Automobile	$35,893	21.0%	$32,956	20.8%	8.9%
Property	29,965	17.5%	26,727	16.9%	12.1%
Workers' compensation	22,128	12.9%	22,585	14.3%	(2.0)%
Other liability	29,163	17.1%	26,725	16.9%	9.1%
Other	2,573	1.5%	2,194	1.4%	17.3%
Total commercial lines	119,722	70.0%	111,187	70.3%	7.7%

Personal lines	5,794	3.4%	9,082	5.8%	(36.2)%
Total property and casualty insurance	$125,516	73.4%	$120,269	76.1%	4.4%

Reinsurance
Pro rata reinsurance	$13,881	8.1%	$11,689	7.4%	18.7%
Excess of loss reinsurance	31,568	18.5%	26,114	16.5%	20.9%
Total reinsurance	$45,449	26.6%	$37,803	23.9%	20.2%

Consolidated	$170,965	100.0%	$158,072	100.0%	8.2%

Contacts
Investors:	Media:
Steve Walsh, 515-345-2515	Lisa Hamilton, 515-345-7589
steve.t.walsh@emcins.com	lisa.l.hamilton@emcins.com